Exhibit 99.11

March 10, 2006	400 Countrywide Way Simi Valley, California 93065-6298
RWT HOLDINGS, INC.
591 Redwood Hwy, # 3140
Mill Valley, CA 94941
Attn: Gloria Li
OFFICER’S CERTIFICATE
I, Joseph Candelario, hereby certify that I am the First Vice President, Loan Administration of Countrywide Home Loans, Inc., fka Countrywide Funding Corporation. I further certify, with respect to the Servicing Agreements for Countrywide Mortgage Obligations, Inc., the following:
I have reviewed the activities and performance of the Servicer during the fiscal year ended December 31, 2005 under the Agreements and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements throughout the fiscal year.

/s/ Joseph Candelario	March 10, 2006

Joseph Candelario	Date
First Vice President
Compliance Officer
Loan Administration
re: Investor Numbers: 7001476, 7001629, 7001755